Exhibit 99.1


        Planetwide Games, Inc. and SP Holding Corporation Agree to Merge


IRVINE, CA - November 10, 2005 - SP Holding Corporation (OTCBB:SPHD) and Planetwide Games, Inc. ("Planetwide Games") a privately held innovative provider of branded online video games and proprietary software, based in Orange County, California, jointly announced today that they have signed a letter of intent to merge.

Under the terms of the letter of intent, the parties will enter into a definitive merger agreement whereby SP Holding Corporation will merge with Planetwide Games by issuing common shares of SP Holding Corporation common stock in exchange for all outstanding Planetwide Games common shares and the assumption of Planetwide stock options and warrants. Upon completion of the transaction, SP Holding Corporation stockholders will own approximately 5% of the post-merger company and Planetwide Games stockholders will own approximately 95% of the post-merger company, on a fully diluted basis. The combined companies will be renamed Planetwide Games, Inc. and continue Planetwide Games' current business.

The merger is expected to be tax-free to the stockholders of both companies. The closing of the transaction is subject to the execution of a definitive merger agreement and other customary closing conditions. Upon the closing of the transaction, it is anticipated that Planetwide Games will have no less than $5 million of cash on its balance sheet and the combined companies will be debt free, other than normal trade payables. SP Holding Corporation will affect a reverse stock split of 1-for-300, as approved by stockholders in June 2005.

Commenting on the announcement, Mark Schaftlein, SP Holding Corporation's interim CEO, said, "Today's announcement is a significant step for the stakeholders of SP Holding Corporation. We have reviewed numerous business opportunities for over a year and we are confident that Planetwide Games represents an excellent opportunity to create long term shareholder value. This transaction, when completed, creates future opportunity for our stockholders to participate in the worldwide, online video game and interactive entertainment industry."

Planetwide Games' CEO, Marvin Winkler added, "Planetwide Games is pleased to join with SP Holding Corporation, which will establish Planetwide as a publicly traded company with a strong core shareholder base. Planetwide Games has made significant progress during the past year and we are confident that a public listing will increase our visibility with current and potential partners and better position Planetwide Games to fund and implement its growth plan."

SP Holding Corporation will file a copy of this press release with the Securities and Exchange Commission pursuant to Form 8-K, which will be available for free on the SEC's website at http://www.sec.gov.

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About SP Holding Corporation

SP Holding Corporation is a Development Stage Enterprise due to the sale of its operating assets on December 10, 2003. Since that time, the company has been exploring business opportunities to maximize its shareholder value through a merger, acquisition or similar business combination.

About Planetwide Games

Based in Orange County, CA, Planetwide Games, Inc. is establishing itself as a provider of innovative games and application software. The Company's games and applications easily integrate with portals and major game developers, or can be sold separately through downloads and retailer box sales. By providing an enhanced game playing experience with name-brand awareness and ease-of-use, Planetwide creates stronger online communities and new ways of creativity and expression, resulting in customer loyalty and longevity for portals and game developers. Planetwide Games' Comic Book Creator? is a new and innovative self-publishing software program that empowers users to create custom comic books using their own imaginations and digital images, then publish them for friends online or in print. Planetwide Games also has 3D game engine software to develop branded titles, and a current library of casual games called Pixel Poppers(TM). The Pixel Popper library contains challenging games of strategy, trivia, sports and card games that can be downloaded to customers, major portals and social communities. Planetwide Games develops proprietary online technology and software products, and is building a worldwide network of affiliates. Visit http://www.PlanetwideGames.com and http://www.PlanetwideComics.com.

SP Holdings Corporation anticipates filing with the Securities and Exchange Commission (SEC) information and documents concerning the merger and the respective businesses of SP Holding Corporation and Planetwide Games, Inc. WE URGE INVESTORS TO REVIEW THE INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. These documents will be available without charge on the SEC's web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 800-SEC-0330. INVESTORS SHOULD READ THE IMPORTANT INFORMATION BEFORE MAKING ANY INVESTMENT DECISIONS. The officers and directors of SP Holding and Planetwide Games may have interests in the merger, some of which may differ from, or may be in addition to, those of the stockholders of SP Holding and Planetwide Games generally. A description of the interests that the officers and directors of the companies have in the merger will be available in the information and documents filed with the SEC.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 With the exception of historical information, matters discussed in this news release, including, in particular, statements to the effect that the planned merger will close, that Planetwide will have $5 million in cash at closing, that stockholder value will be created, that stockholders will have the future opportunity to participate in video game and

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interactive entertainment markets, that there will be a strong core shareholder base, that Planetwide will fund and implement its growth plan and the planned merger being tax-free are forward-looking statements involving a number of risks and uncertainties and may not be achieved due to factors beyond our control. Actual results could differ materially from those contemplated by the forward-looking statements. Factors that could cause actual results to differ include the possibility that the merger may not close, the failure of the combined company to retain key employees, the failure of the combined company to manage the cost of integrating the businesses and assets of SP Holding and Planetwide, general economic conditions and their affect on consumer spending, the combined company's inability to sufficiently anticipate market needs and develop products, increased competition, changing customer demands, market acceptance of combined company products and higher than anticipated expenses the combined company may incur in future quarters. Other risks inherent in the Company's business include those factors contained in the "Risk Factors" section of the Company's Form 10-KSB/A for the fiscal year ended December 31, 2004 and Form 10-QSB for the quarter ended June 30, 2004 (available on EDGAR or for free at http://www.sec.gov). SP Holding Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.


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     Contact:
     SP Holding Corporation
     Gil Sharell
     Investor Relations
     (941) 907-2361

     Planetwide Games, Inc.
     Thomas E. Schiff
     Chief Financial Officer
     (949) 421-0488